EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

•	FY 2006 sales increased 29% to $141 million

•	FY 2006 organic growth of 4%

Carlsbad, CA, April 2, 2007 – Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for its fourth quarter and fiscal year ended December 30, 2006.

Net sales for the fourth quarter of fiscal 2006 decreased 12.8% to $28.9 million compared to $33.2 million for the fourth quarter of fiscal 2005. The Company reported net sales increases of 26.2% and 11.5% in Royal Robbins and H.S. Trask, respectively, which were offset by declines in the other brands.

For fiscal 2006, net sales increased 28.8% to $140.6 million, compared to $109.2 million for the comparable period last year. The Company reported full-year organic growth of 3.9%, which excludes the Chambers Belt and Tommy Bahama Footwear brands that were acquired during June 2005 and August 2005, respectively. The positive organic growth was due to a 27.8% increase in Royal Robbins net sales, which was partially offset by declines in the Company’s other brands.

For the fourth quarter of fiscal 2006, the Company reported a net loss of $23.4 million, or $2.95 per share, on 7.9 million fully diluted weighted-average shares outstanding, compared to net income of $71,000, or $0.01 per share, on 8.3 million fully diluted weighted-average shares outstanding for the comparable quarter during the previous fiscal year. In the fourth quarter of 2006, the Company recorded a non-cash intangible impairment charge of $23.5 million, or $2.42 per diluted share, associated with its Premium Footwear and Military Boot segments.

For fiscal 2006, the Company’s net loss totaled $20.4 million, or $2.58 per share, on 7.9 million fully diluted weighted-average shares outstanding, compared to net income of $1.2 million, or $0.15 per share, on 8.1 million fully diluted weighted-average shares outstanding for fiscal 2005. Excluding the non-cash intangible impairment charge, the Company’s net loss for fiscal 2006 was $1.2 million, or $0.15 per diluted share.

Commenting on the results, Jim Riedman, Phoenix Footwear’s Chairman and CEO, said, “2006 was an important year for Phoenix as we addressed several significant challenges which we believe pave the way for improved performance. We aggressively dealt with excess inventory levels, reducing our footwear inventory by over 300,000 pair or approximately 40% year-over-year. Additionally, we completely repositioned the Tommy Bahama Footwear brand and launched a new Spring 2007 line. We now have product with world class design and quality, which is being shipped to major national retailers, including Nordstrom and Macy’s. During the fourth quarter we also began reinvesting in our H.S. Trask brand and started updating and redesigning the product line. Finally, we rationalized many of our third party sourcing relationships, opened up a second foreign sourcing office and started consolidating our distribution facilities. While these efforts suppressed our margins in the later half of 2006 we believe they provide the basis for improving our operating results in 2007 and beyond. Mr. Riedman continued, “The final two initiatives on which we are presently focused, are the strengthening of our balance sheet and complementing our management team with the addition of a new CEO. We are making progress on both these fronts and hope to report further details in the coming months.”

Gross margin in the fourth quarter of fiscal 2006 was 22.4%, compared to 37.4% in the fourth quarter of 2005. The decrease in gross margin was due to a significantly increased level of close-out sales and inventory write-downs.

Operating costs increased to $34.8 million, compared to $10.8 million in the fourth quarter of fiscal 2005. The increase was attributable to the Company’s $23.5 non-cash intangible impairment charge, as well as operating costs associated with staffing and operating its Tommy Bahama Footwear unit. Operating expenses as a percentage of sales were 120.3% in the fourth quarter of fiscal 2006, as compared to 32.4% in the fourth quarter of fiscal 2005.

Operating loss for the fourth quarter was $28.3 million, compared to operating income of $1.6 million in the fourth quarter of fiscal 2005.

During the fourth quarter of 2006, interest expense totaled $1.6 million, compared to $1.4 million in the comparable prior fiscal year period. This increase is primarily related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.

Gross margins for fiscal 2006 were 34.5% of net sales, compared to 37.9% for the prior fiscal year. The decrease in the gross margin percentage was due to increased sales of close-out products associated with the inventory reduction strategies in the Company’s premium footwear brands.

Operating costs for fiscal 2006 totaled $68.4 million, or 48.6% of net sales, versus $35.7 million, or 32.7% of net sales, for the prior fiscal year. Operating loss for fiscal 2006 was $19.9 million, compared to operating income of $5.7 million for fiscal 2005. Interest expense for fiscal 2006 totaled $6.0 million, compared to $3.5 million in the prior fiscal year. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.

The Company also announced today that as of December 30, 2006 it had defaulted on its financial covenants with its bank. On March 30, 2007, the bank waived the defaults. The Company, however, does not believe it will meet its financial covenants for the fiscal quarter ended March 31, 2007. The Company is having ongoing discussions with its bank about waiving its expected first quarter default and amending its financial covenants to better align with management’s expected financial performance for the remainder of fiscal 2007. There is no assurance, when or if, the required waiver or amendment will be provided by its bank.

In the absence of a refinancing, asset sale or other transaction, the Company would not be able to repay the bank debt if accelerated. Based on this, the Company’s registered independent public accountants have included a going concern qualification in its report on the financial statements that are part of the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or before April 16, 2007. This announcement of a going concern qualification is being made in compliance with American Stock Exchange Company Guide Section 610(b), which requires disclosure of receipt of an audit opinion that contains a going concern qualification.

Unit Results

Royal Robbins

Fourth quarter fiscal 2006 net sales for Royal Robbins increased 26.2% to $4.6 million, compared to $3.7 million a year ago. For the full fiscal year, Royal Robbins sales were also very strong at $31.8 million, a 27.8% increase, compared to $24.9 million in 2005. The double-digit growth of Royal Robbins was primarily attributable to moving to direct sales in Canada earlier in 2006 as well as improved sell-through in all of its retail accounts, including REI.

Tommy Bahama

Fourth quarter net sales from the Tommy Bahama Footwear brand decreased 58.5% to $1.2 million, compared to $3.0 million in the fourth quarter of 2005. During the quarter, the Company completed its transition out of the old Tommy Bahama line. The new, and first, line designed by Phoenix Footwear began shipping into retailers in January of 2007. This Spring 2007 product is being well received at Tommy Bahama Retail, Nordstrom, Macy’s and other retailers. Based on the initial success, the Company believes that the brand is well positioned for profitable growth in 2007.

Chambers

Chambers’ net sales for the fourth quarter of fiscal 2006 decreased 5.0% to $9.8 million, compared to $10.3 million for the fourth quarter of fiscal 2005. During the year, the Company expanded into the mass market retail channels, including Wal-Mart and Kmart, and shipped significant orders to Tractor Supply Company. Chambers’ has also secured the new Faded Glory program within Wal – Mart which will begin shipping in the first half of 2007. Overall the business is trending positively and the Company remains optimistic about Chambers’ future performance.

Altama

Altama’s net sales for the fourth quarter of fiscal 2006 decreased 31.5% to $4.5 million, compared to net sales of $6.6 million for the fourth quarter of fiscal 2005. For the full year, Altama sales declined 4.6% to $22.0 million, compared to $23.0 million in 2005. The decrease in sales is primarily attributed to the timing of DoD purchase orders as the Company’s latest DoD contract expired September 30, 2006. The Company submitted a bid proposal for a new contract with the DoD on August 2, 2006 and expects to be notified by the DoD of any contract award in the first half of fiscal 2007, although there can be no assurance as to when it will be notified or whether it will be successful in receiving an award. As of December 30, 2006 the Company had firm delivery orders for approximately 187,000 pairs of military boots from the DoD and another U.S. government agency which are expected to be delivered during the first half of fiscal 2007.

Additionally, in 2006 the Company began to develop footwear under a license signed with the American Red Cross. This initiative allows the Company to combine its proprietary foot bed technology and expertise in institutional footwear with the brand equity of American Red Cross to target the footwear market for healthcare professionals. The Company has already commercialized this product and initial sell-through has been strong. As the Company expands its distribution network it believes that this product will begin contributing positively to its growth and earnings in the later half of 2007.

SoftWalk

SoftWalk’s net sales for the fourth quarter decreased 26.6% to $2.0 million, compared to $2.7 million for the fourth quarter of fiscal 2005. For the full year, SoftWalk net sales decreased 11.8% to $10.6 million, compared to $12.0 million in 2005, largely as a result of the previously announced loss of Dillards. Softwalk entered 2007 with a significant pickup in future orders and is expected to generate improved margins and growth in the upcoming year.

Trotters

Fourth quarter Trotters sales decreased 11.5% to $3.7 million, compared to $4.1 million for the same quarter a year ago. For the full year, Trotters net sales decreased 4.6% to $15.2 million, compared to $15.9 million in 2005. Based upon future orders and sell throughs of current products, the Company believes that the brand is well positioned to return to positive growth in fiscal 2007.

H.S. Trask

Net sales for H.S. Trask increased 11.5% to $3.1 million in the fourth quarter, compared to $2.8 million a year ago. For the full year, H.S. Trask net sales decreased 5.6% to $7.9 million, compared to $8.3 million in 2005. Having studied strategic opportunities which exist within the men’s marketplace, the Company is reinvesting in the brand and started updating and redesigning the line during the fourth quarter. The Company believes that H.S. Trask is well positioned for growth due to its unique value proposition and competitive product offering.

Balance Sheet

As of December 30, 2006, Phoenix Footwear’s cash and cash equivalents totaled $0.8 million. Additionally, the Company had $54.0 million in bank debt, including its outstanding line of credit. As a result of its expected default on its bank debt financial covenants as of March 31, 2007, the Company has reclassified all of its long-term bank debt (which totaled $50.8 million at December 30, 2006) as current liabilities as of the end of fiscal 2006. Thus, the Company had a working capital deficit of $9.5 million at December 30, 2006. Excluding the effects of this long-term debt reclassification, the Company would have had positive working capital at December 30, 2006 of $41.2 million.

The Company has implemented, and continues to implement initiatives to reduce the working capital required for its business. The Company is also exploring a possible sale of one or more of its assets to reduce bank debt. There can be no assurance that any transaction will occur or if one is undertaken, its terms or timing. The Company does not intend to make announcements regarding a potential sale until a definitive agreement providing for the transaction is approved by the Board of Directors and signed by the Company.

Non-Cash Intangible Charges

As of December 30, 2006, Phoenix Footwear had $42.5 million in goodwill and intangibles (after giving effect to the $23.5 million of non-cash intangible charges), consisting principally of goodwill, which is the cost of business acquisitions in excel of the fair value of identifiable net tangible assets acquired, and other intangible assets. Goodwill and certain intangibles are subject to an annual impairment test in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142). The impairment testing and measurement process is a complex and extensive process that takes into account multiple assumptions based on historical and projected financial data, market data, and transactions data. Further, since the trading value of Phoenix Footwear’s shares indicated a level of equity market capitalization below its book value at the time of the annual impairment test, there was indication that one or more of the Company’s segments may be required to reflect an impairment of intangible assets as set forth in SFAS 142. To the extent that this calculation results in a fair value that is below the carrying value of a business segment, an additional test is performed with respect to that business segment, to measure the amount of the impairment loss. The result of the test was an impairment of $6.6 million in Premium Footwear segment and $16.9 million in the Military Boot segment.

Fourth Quarter and FY 2006 Conference Call

Phoenix Footwear will host a conference call to discuss the fourth quarter and FY 2006 results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 800-289-0572 ten minutes prior to the scheduled start time. International callers should dial 913-981-5543. For those unable to participate in the live call, a replay will be available beginning at 7:30 p.m. Eastern Time today, through April 9, 2007, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 3942899). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama Footwear®, Trotters®,

SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expected financial performance and improvements, statements regarding the expected benefits of current and future contracts and orders, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring, “ or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s ability to attract new senior management personnel; the Company’s ability to obtain waivers and amendments to its defaulted secured credit arrangement; and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if a waiver/amendment is not obtained or the debt is not refinanced; the risk that the Company will not be able to continue as a going concern; the failure to obtain future DoD boot solicitation or be awarded the DoD contract for military boots; risks associated with future acquisitions, including potential dilution and integration issues, risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options or deferred stock awards; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan and deferred stock awards; and, the control over the Company by a principal stockholder. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.

The Company has discussed organic net sales growth which is a non-GAAP financial measure of reported net sales. Organic net sales growth for fiscal 2006 excludes net sales from the Chambers Belt and Tommy Bahama Footwear brands acquired in June 2005 and August 2005, respectively. Management believes that discussing organic net sales growth provides a better understanding of the Company’s performance and trends than reported results because it allows for more meaningful comparisons of current-period results to that of prior periods on a comparable basis.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or apooley@icrinc.com

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Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

	As of December 30, 2006	As of December 31, 2005
ASSETS
Current assets:
Cash	$846,000	$566,000
Accounts receivable, net	20,832,000	21,803,000
Inventories, net	32,189,000	37,232,000
Income Taxes Receivable	2,503,000	311,000
Other current assets	4,111,000	2,077,000

Total current assets	60,481,000	61,989,000

Property, plant & equipment, net	4,371,000	4,538,000
Goodwill & unamortizable intangibles	33,335,000	58,968,000
Intangible assets, net	9,195,000	12,082,000
Other assets	50,000	1,314,000

	$107,432,000	$138,891,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,561,000	$13,215,000
Accrued expenses	6,347,000	3,752,000
Notes payable - current	53,966,000	9,425,000
Other liabilities	1,136,000	1,545,000

Total current liabilities	70,010,000	27,937,000

Notes payable, non-current	—	46,116,000
Other long term liabilities	1,419,000	2,685,000
Deferred income tax	4,159,000	8,129,000

Total liabilities	75,588,000	84,867,000

Stockholders’ equity	31,844,000	54,024,000

	$107,432,000	$138,891,000

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Year Ended
	December 30 2006		December 31 2005		December 30 2006		December 31 2005
Net sales	$28,923,000	100.0%	$33,161,000	100.0%	$140,589,000	100.0%	$109,189,000	100.0%
Cost of goods sold	22,448,000	77.6%	20,764,000	62.6%	92,100,000	65.5%	67,822,000	62.1%

Gross profit	6,475,000	22.4%	12,397,000	37.4%	48,489,000	34.5%	41,367,000	37.9%
Operating expenses:
Selling and administrative expenses	$10,788,000	37.3%	$10,115,000	30.5%	$43,488,000	30.9%	$32,933,000	30.2%
Non cash 401k stock grant compensation	161,000	0.6%	233,000	0.7%	646,000	0.5%	934,000	0.9%
Amortization	325,000	1.1%	408,000	1.2%	1,284,000	0.9%	1,222,000	1.1%
Non-Cash Intangible Impairment Charge	23,499,000	81.2%	—	0.0%	23,499,000	16.7%	—	0.0%
Other expense, net	12,000	—%	—	—%	(539,000)	—%	617,000	0.6%

Total operating expenses	34,785,000	120.3%	10,756,000	32.4%	68,378,000	48.6%	35,706,000	32.7%

(Loss) income from operations	(28,310,000)	-97.9%	1,641,000	4.9%	(19,889,000)	-14.1%	5,661,000	5.2%

Interest expense	$1,601,000		$1,374,000		$5,968,000		$3,495,000

(Loss) income before income taxes	(29,911,000)	-103.4%	267,000	0.8%	(25,857,000)	-18.4%	2,166,000	2.0%
Income tax (benefit) provision	$(6,502,000)		$196,000		$(5,479,000)		$975,000

Net (loss) income	$(23,409,000)	-80.9%	$71,000	0.2%	$(20,378,000)	-14.5%	$1,191,000	1.1%

(Loss) earnings per common share:

Basic	$(2.95)		$0.01		$(2.58)		$0.15
Diluted	$(2.95)		$0.01		$(2.58)		$0.15

Weighted-average shares outstanding:
Basic	7,927,265		7,988,058		7,911,050		7,760,173
Diluted	7,927,265		8,330,167		7,911,050		8,129,107

Phoenix Footwear Group, Inc

Condensed Net Sales and Pro-forma Net Sales Information

(Unaudited)

Net Sales by Brand

	Quarter Ended		Growth / Decline
	December 30, 2006	December 31, 2005	Dollars	Percent
Trotters	$3,666,000	$4,143,000	$(477,000)	-11.5%
SoftWalk	1,972,000	2,687,000	(715,000)	-26.6%
H.S. Trask	3,121,000	2,800,000	321,000	11.5%
Royal Robbins	4,645,000	3,680,000	965,000	26.2%
Altama	4,505,000	6,579,000	(2,074,000)	-31.5%
Chambers	9,776,000	10,287,000	(511,000)	-5.0%
Tommy Bahama	1,238,000	2,985,000	(1,747,000)	-58.5%

	$28,923,000	$33,161,000	$(4,238,000)	-12.8%

	Twelve Months Ended		Growth / Decline
	December 30, 2006	December 31, 2005	Dollars	Percent
Trotters	$15,203,000	$15,935,000	$(732,000)	-4.6%
SoftWalk	10,627,000	12,042,000	(1,415,000)	-11.8%
H.S. Trask	7,861,000	8,330,000	(469,000)	-5.6%
Royal Robbins	31,835,000	24,909,000	6,926,000	27.8%
Altama	21,961,000	23,022,000	(1,061,000)	-4.6%

	$87,487,000	$84,238,000	$3,249,000	3.9%

Chambers (1)	41,957,000	19,997,000
Tommy Bahama (2)	11,145,000	4,954,000

	$140,589,000	$109,189,000

(1)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005. The net sales figures presented for the periods represent pro forma combined net sales for the brand from June 29 through the periods ending October 1, 2005 and September 25, 2004, respectively.
(2)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footwear license rights on August 4, 2005.